BRIDGE BANCORP INC. ANNOUNCES STOCK REPURCHASE PROGRAM

(Bridgehampton, NY - February 22, 2001) Bridge Bancorp Inc., (the "Company") (NASDAQ/OTC: BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced that its Board of Directors approved a stock repurchase program. The Company will be commencing a program to repurchase up to 5% of its common shares outstanding from time to time in the open market or through private purchases, depending on market conditions. The repurchased shares will be used for general corporate purposes.

Commenting on the stock repurchase program, Thomas J. Tobin, President and Chief Executive Officer stated, "We have chosen to utilize our capital for this repurchase program as we believe that the Company's current market price does not fully reflect the Company's true long-term value and income potential. In addition, the Company's capital position permits this sound investment of Company funds."

The Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Mattituck, Montauk, Sag Harbor, Southampton, Southampton Village, and Southold. BNB's ninth branch office, opened on February 6, 2001 and is located on the corner of Bay Street and Division Street, in Sag Harbor. The Bridgehampton National Bank is locally directed and managed and is a member of the Independent Bankers Association of America, the Independent Bankers Association of New York State and the Federal Deposit Insurance Corporation. Bridgehampton National Bank is an Equal Housing Lender and an Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.